VANECK VIP TRUST

AMENDMENT NO. 24

TO

THE MASTER TRUST AGREEMENT

Amendment No. 24 (the "Amendment") to the Master Trust Agreement dated January 7, 1987, as amended (the "Agreement"), of VanEck VIP Trust (the "Trust"), made at New York, New York, this 21st day of April, 2021.

WITNESSETH:

WHEREAS, Article VII, Section 7.3 of the Agreement provides that the Agreement may be amended from time to time, as long as such amendment does not adversely affect the rights of any shareholder, and as long as such amendment is not in contravention of applicable law, including the Investment Company Act of 1940, as amended, by an instrument in writing, signed by an officer of the Trust pursuant to a vote of a majority of the Trustees of the Trust (the "Trustees");

WHEREAS, Section 4.1 of the Agreement provides that the Trustees may establish and designate Sub-Trusts of the Trust and classes thereof;

WHEREAS, on December 15, 2020, a majority of the Trustees voted to re-designate the "VanEck VIP Global Hard Assets Fund" as "VanEck VIP Global Resources Fund" effective on or about May 1, 2021;

WHEREAS, a majority of the Trustees have duly approved this Amendment to the Agreement and authorized the same to be filed with the Secretary of State of the Commonwealth of Massachusetts; and

WHEREAS, such amendment shall become effective as of 12:01 a.m. ET on May 1, 2021.

NOW, THEREFORE, the initial paragraph of Article IV, Section 4.2 of the Agreement is hereby amended to read in its entirety as follows:

> "Section 4.2. Establishment and Designation of Sub-Trusts. Without limiting the authority of the Trustees set forth in Section 4.1 to establish and designate any further Sub-Trusts, the Trustees hereby establish and designate six Sub-Trusts, each authorized to offer Initial Class and Class S Shares: VanEck VIP Emerging Markets Bond Fund, VanEck VIP Emerging Markets Fund, VanEck VIP Global Resources Fund, VanEck VIP Multi-Manager Alternatives Fund, VanEck VIP Global Gold Fund and VanEck VIP Long/Short Equity Index Fund. The Shares of such Sub-Trusts and any Shares of any further Sub-Trusts that may from time to time be established and designated by the Trustees shall (unless the Trustees otherwise determine with respect to some further Sub-Trust at the time of establishing and designating the same) have the rights and preferences set forth in this Declaration of Trust."

The undersigned hereby certifies that the Amendment set forth above has been duly adopted in accordance with the provisions of the Agreement.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the undersigned has hereto set his hands as of the day and year first above written.

Matthew A. Babinsky, Assistant Secretary

STATE OF NEW YORK )

)

COUNTY OF NEW YORK )

Then personally appeared the above-named Matthew A. Babinsky and acknowledged this instrument to be his free act and deed this 21st day of April, 2021.

NOTARY PUBLIC

GINA M. GOMES
NOTARY PUBLIC, STATE OF NEW YORK
Registration No. 01G05038685
Qualified in Richmond County
Commission Expires January 30, 2023